Exhibit 10.2

Amendment 2 to the
Kyndryl Executive Severance Plan
and Executive Retirement Policy

The following amendments to the Kyndryl Executive Severance Plan and Executive Retirement Policy are effective for terminations of employment occurring on or after July 27, 2023.

1.	Article 3 (“Severance Benefits”) is amended by replacing the existing text under the heading “Amount of Severance Benefits” and immediately prior to the subheading “Calculation of Incentive Pay Amounts” with the following:

An Eligible Executive who has a Termination Without Cause after reaching age 55 and completing 10 years of service with Kyndryl (including, for this purpose, service with IBM for individuals whose employment was transferred from IBM to Kyndryl in connection with Kyndryl’s spin-off from IBM as an independent publicly traded company) will also be eligible for continued vesting following termination of employment in the Eligible Executive’s outstanding restricted stock units or cash awards issued under the Long-Term Performance Plan. The Eligible Executive must have completed one year of service with Kyndryl measured from the equity award grant date for such outstanding restricted stock units or cash awards to be eligible for continued vesting. This continued vesting is part of the Severance Benefits under the Plan and subject to signing and not revoking a confidential separation agreement as required under the Plan that also includes, except to the extent waived by Kyndryl for retirees outside the United States or where waiver is required by local law for retirees in the United States (in writing by the Plan Administrator), a two-year non-competition commitment as required under Kyndryl’s Executive Retirement Policy.

2.	Appendix (“Executive Retirement Policy”) is amended by replacing the existing text of the second paragraph with the following. All subsequent bullet points under the second paragraph shall remain unchanged unless otherwise indicated in this Amendment 2:

Under the Executive Retirement Policy, if you are an Eligible Executive or otherwise a recipient of an Award under the Long-Term Performance Plan, you may be eligible for continued equity award vesting upon your termination from Kyndryl. You must have completed one year of active service with Kyndryl measured from the equity award grant date for such outstanding restricted stock units or cash awards to be eligible for continued vesting. You are eligible to continue to vest in your eligible outstanding restricted stock units or cash awards under the Long-Term Performance Plan following your termination of employment with Kyndryl if you meet all of the following requirements:

3.	Appendix (“Executive Retirement Policy”) is further amended by replacing the existing text of the second bullet point with the following:

•	You terminate employment with Kyndryl after reaching age 55 and completing 10 years of service with Kyndryl (including, for this purpose, service with IBM for individuals whose employment was transferred from IBM to Kyndryl in connection with Kyndryl’s spin-off from IBM as an independent publicly traded company);

4.	Appendix (“Executive Retirement Policy”) is further amended by replacing the existing text of the final bullet point with the following:

•	You sign and do not revoke an agreement and general release that will include, among other things, a release of any and all claims that you may have against Kyndryl, all of its affiliates and subsidiaries, and any of their employees, directors, or agents; confidentiality and trade secret commitments; a non-solicitation of Company employees for two years, and, except to the extent waived by Kyndryl for retirees outside the United States or where waiver is required by local law for retirees in the United States (in writing by the Plan Administrator for the Executive Severance Plan), a two-year non-competition commitment and a two-year non-solicitation of Company clients.